Exhibit 10.2

LEASE ADDENDUM

The following shall be deemed added to the Lease Agreement dated January 10, 2018, by and between Clifford D. Downs (Lessor) and RxSight, Inc., a Delaware Corporation (Lessee) for the property located at 5 Columbia, Aliso Viejo, CA 92656, with an effective date of April 5, 2022.

1.
Lessor and Lessee agree to a 24-month lease extension effective April 1, 2023, and ending March 31, 2025 (the “Extension”).

2.
The monthly lease rate shall continue as a Net Net Net lease per the current Lease Agreement terms with the new base rent rate payable as follows:

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Months 1-12 $29,520.00/mo. Plus tenant’s NNN expenses
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Months 12-24 $30,700.80/mo. Plus tenant’s NNN expenses

3.
Upon execution of the Lease Addendum, Lessee shall pay $5,431.68 as additional security deposit.

4.
Lessor hereby grants Lessee the option to extend the term of the Extension for an additional three (3) years beginning April 1, 2025 (the “Option”), by providing written notice to Lessor not less than nine (9) months prior to the option period commencing. If proper notification is not received than the Option shall automatically expire. The Option supersedes the previous Lease Addendum Option(s) to Extend.

5.
Per the Lease Agreement, Lessor maintains it’s right to market the property.

6.
Lessor agrees to pay Lessee’s Broker a leasing commission of $7,500.00.

7.
Lessor consents to Lessee subleasing a portion of the premises as described in the Sublease Agreement attached as EXHIBIT A.

All other terms and conditions of the Lease Agreement shall remain in full force and effect.

AGREED & ACCEPTED:

LESSOR		LESSEE:
RxSight, INC. a Delaware Corporation

By:	/s/ Clifford D Downs	By:	/s/ Ron Kurtz, M.D.
	Clifford D Downs	Print:	Ron Kurtz, M.D.
		Title	Chief Executive Officer
Date:	April 11, 2022	Date:	April 11, 2022